Exhibit 10.15

STOCK OPTION GRANT LETTER

TO:	NAME	NAME

Congratulations. I am pleased to confirm that you have been awarded [OPTION AMOUNT] Stock Options to purchase shares of Common Stock of Take-Two Interactive Software, Inc.

The schedule for the grant is as follows:

Date of Grant:	[GRANT DATE]

Option Shares:	[OPTION AMOUNT]

Exercise Price Per Share:	[STRIKE PRICE]

Vest Schedule:	[OPTION AMOUNT] shares vesting on [GRANT DATE] [OPTION AMOUNT] shares vesting on [GRANT DATE] [OPTION AMOUNT] shares vesting on [GRANT DATE]

Expiration Date:	[EXPIRATION DATE]

The company appreciates your contributions to the success of our company.

Sincerely,

______________________________
Paul Eibeler
President and Chief Executive Officer

This Stock Option Grant is subject to the terms and conditions of the Stock Option Agreement and the Company’s 2002 Stock Option Plan, copies of which will be available through the Corporate Human Resources Department.